Exhibit 17.3

April 15, 2011

Vertical Health Solutions, Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger dated as of February 1, 2011 (the “Merger Agreement”), by and among OnPoint Medical Diagnostics, Inc., Vertical Health Solutions, Inc.(the “Company”), and Vertical HS Acquisition Corp.  Pursuant to the Merger Agreement, effective as of the date hereof, I hereby resign as a member of the Company’s Board of Directors, as well as any committees of the Board on which I may serve.

Very truly yours,
/s/ Alfred Lehmkuhl
Alfred Lehmkuhl